                                                                      EXHIBIT 22

                       LANNETT COMPANY, INC AND SUBSIDIARY

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                          SIX MONTHS ENDED DECEMBER 31
                                                                 2001            2001         2000          2000
                                                              -----------------------------------------------------
                                                              Net Income        Shares      Net Income     Shares
Basic earnings per share factors                              $2,169,767       13,212,628   $  167,197   13,206,128

Effect of potentially dilutive option plans and debentures:

Employee stock options                                                             84,518
                                                                           ----------------------------------------


Diluted earnings per share factors                            $2,169,767       13,297,146   $  167,197   13,206,128
                                                              ----------   --------------   ----------   ----------


Basic earnings per share                                      $     0.16                    $     0.01

Diluted earnings per share                                    $     0.16                    $     0.01


Options to purchase 42,834 shares, 64,117 shares, 30,000 shares and 1,300 shares of common stock at $0.80 per share, $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at December 31, 2001. Of these options, 84,518 shares were included in the calculation of outstanding shares for the purpose of calculating diluted earnings per share. Options to purchase 136,700 shares, 80,000 shares and 1,550 shares of common stock at $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at December 31, 2000. These options were not included in the computation of diluted earnings per share because to do so would be antidilutive.



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